As filed with the Securities and Exchange Commission on June 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TTEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1291044 (I.R.S. Employer Identification Number)

9197 S. Peoria Street

Englewood, Colorado 80112-5833

(303) 397-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

TTEC Holdings, Inc. 2020 Equity Incentive Plan

(Full Title of Plan)

Margaret B. McLean

Senior Vice President, General Counsel and Corporate Secretary

9197 S. Peoria Street

Englewood, Colorado 80112-5833

(303) 397-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,000,000 shares	$42.76	$171,040,000	$22,201.00
(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	The offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock on June 8, 2020, as reported on Nasdaq.

Part I

Information Required in the Section 10(a) Prospectus

As permitted by the rules of the United States Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. TTEC Holdings, Inc. (the “Registrant”) shall send or give the documents containing the information specified in Part I to the participants in the TTEC Holdings, Inc. 2020 Equity Incentive Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Registrant and are hereby incorporated in this registration statement by reference, excluding any disclosures therein that have been furnished and not filed:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from the Registrant’s definitive proxy statement on Schedule 14A;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 18, 2020, March 4, 2020, and May 15, 2020; and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on July 19, 1996, as amended by the description of the Registrant’s common stock included in Exhibit 4.01 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed).

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of the Registrant’s restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and Article VII of the Registrant's amended and restated bylaws, as amended (the “Bylaws”) provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides for such limitation of liability.

The foregoing summaries are subject to the complete text of the statutes, the Certificate of Incorporation and the Bylaws, and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of TeleTech Holdings, Inc. (incorporated by reference to Exhibit 3.01 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on July 5, 1996)
3.1.1	Certificate of Amendment of Certificate of Incorporation of TTEC Holdings, Inc. (incorporated by reference to Exhibit 3.03 to the Registrant’s Current Report on Form 8-K filed on January 9, 2018)
3.2	Amended and Restated Bylaws of TTEC Holdings, Inc. (incorporated by reference to Exhibit 3.04 to the Registrant’s Current Report on Form 8-K filed on January 9, 2018)
5.1	Opinion of Davis Graham & Stubbs LLP*
10.1	TTEC Holdings, Inc. 2020 Equity Incentive Plan*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1) *
24.1	Power of Attorney (included on the signature page hereto) *

* Filed or furnished herewith.

Item 9.	Undertakings.

(a)       The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 8, 2020.

TTEC HOLDINGS, INC.

By:	/s/ Regina M. Paolillo
Name:	Regina M. Paolillo
Title:	Chief Administrative & Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of TTEC Holdings, Inc. hereby constitute and appoint Kenneth D. Tuchman, Regina M. Paolillo, and Margaret B. McLean, and each of them, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits and other documents relating thereto with the United States Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth D. Tuchman	Chief Executive Officer and Chairman (principal executive officer)	June 8, 2020
Kenneth D. Tuchman

/s/ Regina M. Paolillo	Chief Administrative and Financial Officer (principal financial and accounting officer)	June 8, 2020
Regina M. Paolillo

/s/ Steven J. Anenen	Director	June 8, 2020
Steven J. Anenen

/s/ Tracy L. Bahl	Director	June 8, 2020
Tracy L. Bahl

/s/ Gregory A. Conley	Director	June 8, 2020
Gregory A. Conley

/s/ Robert N. Frerichs	Director	June 8, 2020
Robert N. Frerichs

/s/ Marc L. Holtzman	Director	June 8, 2020
Marc L. Holtzman

/s/ Ekta Singh-Bushell	Director	June 8, 2020
Ekta Singh-Bushell